Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. urity per Security  The Securities etical Payment at Mat  The Underlying Hypoth Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return on Valuation Date $1,190.00 19.00% 25.00% $1,190.00 19.00% 9.50% D $1,189.80 18.98% 9.49% $1,100.00 10.00% 5.00% C $1,000.00 0.00% 0.00% $1,125.00 12.50% - 12.50% B $1,250.00 25.00% - 25.00% $749.90 - 25.01% - 25.01% $500.00 - 50.00% - 50.00% A $0.00 - 100.00% - 100.00% 2.5 Year Dual Directional Barrier Securities Linked to EFA Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The iShares ® MSCI EAFE ETF (ticker: “EFA”) Underlying: May 26, 2026 Pricing date: November 27, 2028 Valuation date: November 30, 2028 Maturity date: $1,000 п the underlying return п the participation rate Upside return amount: 200.00% Participation rate: $190.00 per security (19.00% of the stated principal amount). Maximum upside return: $1,000 п the absolute value of the underlying return Absolute return amount: 75.00% of the initial underlying value Final barrier value: 17332VS88 / US17332VS881 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount, subject to the maximum upside return • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated April 30, 2026 Preliminary pricing supplement:

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities from appreciation of the underlying is limited. If the final underlying value is greater than or equal to the initial underlying value, your potential total return on the securities at maturity is limited to the maximum upside return, even if the underlying appreciates by significantly more than the maximum upside return. • Your potential for positive return from depreciation of the underlying is limited . The return potential of the securities in the event that the final underlying value is less than the initial underlying value is limited by the final barrier value . • The securities do not pay interest . • You will not receive dividends or have any other rights with respect to the underlying . • Your payment at maturity depends on the closing value of the underlying on a single day . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The iShares ® MSCI EAFE ETF is subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the iShares ® MSCI EAFE ETF. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.